Exhibit 10.1

P O Box 13222 Sacramento CA 95813-6000
Tel: 916-355-2160 Fax: 916-355-3522

Elizabeth Zacharias
Vice President
Human Resources

March 2, 2015

Eileen P. Drake
7732 Camino De Arriba
Rancho Santa Fe, CA 92067

Dear Eileen:

We are pleased about the prospect of your joining our team and believe you will make a significant contribution to the success of our business.  On behalf of GenCorp Inc., I am delighted to offer you the position of Chief Operating Officer (COO).  In this position, you will report directly to Scott Seymour, President and Chief Executive Officer of GenCorp and Aerojet Rocketdyne.

The details of your offer include:

•	Start Date. Your employment date with the company is negotiable and will be determined upon completion of our post-offer, pre-employment screening process.

•	Salary. Your bi-weekly base salary will be $19,230.77 ($500,000 annually). Your position is considered exempt.

•
Annual Incentive.  As part of your total cash compensation, you will be eligible to participate in GenCorp’s annual incentive plan, beginning with GenCorp’s fiscal year 2015.  Your target annual incentive opportunity is 75% of your base salary.  Incentive plan payments are contingent upon the financial performance of GenCorp, and your incentive may vary above or below the target level.  For fiscal year 2015, your participation in the plan will be for the full plan year; the amount of any incentive paid will not be prorated based upon your start date.  Your eligibility to participate in the program is at the discretion of GenCorp’s Board of Directors and management, and GenCorp may modify, change or cancel any of the incentive plan, and may adjust any individual payment during the performance period or at any time prior to the payment date.  Payment of the annual incentive amount, even if performance goals are met, is at the discretion of the Board and GenCorp’s CEO.  All incentive payments require you to be employed by GenCorp on the date of payment.

Drake, Eileen
March 2, 2015

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Long-term Incentive Program.  You will be eligible to participate in the long-term incentive program under the Amended and Restated 2009 Equity and Performance Incentive Plan as approved by the Board of Directors.  In recent years, key executives received grants of restricted stock, which vest if specified performance goals are achieved.  Such grants are normally made during GenCorp’s second fiscal quarter.  Your long-term incentive target is 100% of your base salary.

Initial Stock Grant.  Subject to approval by the Board of Directors, you will be granted $500,000 in time-based restricted shares of GenCorp Common Stock effective upon the date of approval of such grant by the Board of Directors at the first regularly scheduled meeting following your start date.  Provided that you remain in the continuous employ of the Company, these shares will vest 36 months from date of the grant.  In addition, and also subject to approval by the Board of Directors, you will receive a grant of restricted shares in the value of $1,127,380, which will vest 50% on Jan. 3, 2016, and 50% on Jan. 3, 2017, unless you are terminated from the company (for any reason other than for cause), in which case these shares will vest immediately.

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Relocation.   To assist you with your relocation to the Los Angeles area, we are offering you the benefits outlined in the enclosed relocation summary.  These benefits include coverage of 90 days of temporary living expense in the Los Angeles area and the equivalent of one month’s salary ($41,666.67 less applicable federal and state taxes) for incidental moving costs.

Following your written acceptance of our offer, a Brookfield Global Relocation Services representative will contact you to initiate your move. All relocation activities must be completed within twelve (12) months from your start date.  You should be aware that all payments for any and all costs associated with relocation shall be repaid to GenCorp should you resign or be terminated for cause within eighteen (18) months of your start date.

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401(k).  You will be eligible to participate in the GenCorp Retirement Savings Plan.  The plan provides a 100% matching contribution up to the first three-percent of your contributions to the plan and a 50% match on your next three-percent of contributions.  All company-matching contributions vest immediately.

•	Vacation. You will be eligible for four (4) weeks of paid vacation. Vacation accrues by pay period.

•	Benefits. GenCorp offers a comprehensive benefits program that provides a number of benefit levels and options from which to choose. Additional benefits information is enclosed with this letter.

GenCorp reserves the right to revoke this offer at any time before employment begins.  In addition, GenCorp maintains high levels of health, safety, and security.  All offers of employment are contingent upon reference checks and a background investigation as well as upon your receiving appropriate security clearances (if required), submitting to a post-offer physical, and demonstrating your ability to satisfy the physical requirements of the job.  Testing for substance abuse is part of our post-offer physical examination.  GenCorp will not hire individuals who test positive for use of illegal drugs or improperly used legal drugs.

Drake, Eileen
March 2, 2015

A representative from GenCorp will phone and/or email you regarding the specific date, time, and other details of your drug test and medical evaluation, which will be scheduled with a doctor or occupational health clinic in your area.

Upon completion of all of our post-offer screening processes, we will confirm your start date.  On your first day, please report to our Sacramento site’s Visitor Center at 7:30 a.m.

As an employee of GenCorp, it is necessary that you agree to conform to the rules and regulations of the Company.  We also require you to acknowledge, by signing in the space provided below, that your employment with GenCorp is at-will.  This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at GenCorp’s option.  Although other terms and conditions of employment may change, this at-will employment will remain in effect throughout your employment with the Company, unless it is modified by an express written employment contract for a specified term which is signed by you and an officer of GenCorp.  Your signature further indicates that you agree that this letter incorporates all of the elements of our employment offer, and no agreement which is contrary to any of the matters stated in this offer letter shall be effective unless it is contained in a specific, express written contract which is signed by an authorized officer of the Company and you.

We also require you to sign the enclosed copy of our mutual agreement to arbitrate claims, which provides an expedited, impartial dispute resolution procedure for any claims that may arise during or following your employment with GenCorp.  By signing this offer and the mutual agreement to arbitrate claims, you are agreeing to have your claims ruled on by an impartial arbitrator and are waiving the right to a civil trial before a judge or jury.

Our offer is contingent upon your completing, signing and returning all of the enclosed documents.  A checklist and a return envelope are included for your convenience.

Because the position you are being offered requires eligibility for a U.S. security clearance, you will be required to provide proof of U.S. citizenship on your first day of work.  You may provide this proof in one of the following required forms (please bring your documents with you on your start date):

•	An original or certified copy of a birth certificate;
•	A certificate of naturalization;
•	A Certificate of Citizenship issued by the Immigration and Naturalization Service (INS);
•	A Report of Birth Abroad of a Citizen of the United States of America (Form FS-240);
•	A Certificate of Birth (Form FS-545 or DS-1350);
•	A current passport; or
•	A Record of Military Processing-Armed Forces of the United States (DD Form 1966), provided it reflects U.S. citizenship.

Drake, Eileen
March 2, 2015

Additionally, Aerojet Rocketdyne is required by Federal law to verify all new employees’ legal right to work in the United States.  Our offer is conditioned upon your providing this proof.  It is not necessary to provide proof now, but you must provide proof of your legal right to work in the United States on your first day of work.  The documents described in the enclosed list are acceptable for this purpose.  If you will have any difficulty providing this documentation on your start date, please notify us immediately.

Lastly, this letter incorporates all of the elements of our employment offer, subject to the more definitive terms of the GenCorp Human Resources policies and employee benefit plans.  Summary descriptions of the GenCorp employee benefit plans are available upon request.
There are no other terms or conditions of employment, and your acceptance of this offer acknowledges that no one provided additional promises or incentives for you to accept employment with GenCorp.

Scott and I are pleased to welcome you to the GenCorp team.  If you have any questions, please feel free to contact me at (916) 996-6481.  To indicate your agreement with the above terms of your employment offer, please sign below and return one copy of this letter to me in the enclosed return envelope.

Sincerely,

/s/ Elizabeth Zacharias

Elizabeth Zacharias
Vice President, Human Resources

Enclosures

Accepted this 3rd day of March, 2015

Signature   /s/ Eileen P. Drake